                                                                   EXHIBIT 99.1


                                  PRESS RELEASE


                  For further information contact:      A. Ernest Whiton
                                                        Chief Financial Officer
                                                        ZOLL Medical Corporation
                                                        781-229-0020





FOR IMMEDIATE RELEASE

                       ZOLL MEDICAL CORPORATION ANNOUNCES
                          RECORD THIRD QUARTER RESULTS

      Burlington, MA, July 17, 2003 - ZOLL Medical Corporation (Nasdaq: ZOLL), a manufacturer of non-invasive cardiac resuscitation devices which provide pacing and defibrillation, today announced record third quarter revenues of $44,716,000, an increase of 29% as compared to revenues of $34,792,000 in the third quarter of last year. Net income for the quarter was $2,947,000, or $0.32 per diluted share, compared to $1,899,000, or $0.21 for the comparable prior year quarter, an increase of 55%.

      The Company experienced growth in all major business segments during the third quarter. Total North American shipments increased 24% as compared to the previous year. Equipment sales to the North American hospital market increased 15% to $13.7 million, as compared to the third quarter of 2002. North American pre-hospital equipment sales increased 45% to $15.1 million over the same period a year ago. International sales increased 44% to $10.9 million as compared to the prior year quarter. Total sales of the new AED Plus product achieved $4.8 million, compared to just under $0.8 million last year.

      Gross margins for the third quarter decreased slightly to 56.7% as compared to 57.4% in the prior year quarter. This decrease reflected increased shipments to the military market as compared to last year, including the balance of the US Military order and shipments to the German Army. These shipments have lower gross margins due to volume pricing.

      Commenting on the third quarter results, Richard A. Packer, President and Chief Executive Officer of ZOLL, observed, "We achieved another solid quarter of growth in revenue and earnings. International investments continue to pay off as our strengthened distribution has allowed us to win new customers. In North America, while the purchasing environment continues to be challenging in our core EMS and Hospital markets, the new AED Plus and our military business have allowed us to continue to grow."

      Reviewing ZOLL's progress in the AED market, Mr. Packer stated, "AED Plus sales increased significantly over the prior year as we were just starting to ship last year. We continue to expect to exceed $20 million in AED Plus sales this year, which would give us approximately 10% market share in our first full year. However, this market is highly competitive and we need to ramp up our level of effort if we are to continue to grow quickly. We will continue to focus on building distribution channels in this market and plan on adding significant resources to achieve our objectives. This market holds tremendous potential for ZOLL."
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       Commenting on the short-term outlook, Mr. Packer said, "We expect to finish fiscal 2003 with a strong fourth quarter. Our outlook has remained unchanged. We remain cautious about the North American EMS and Hospital markets as we continue to see evidence of pressure on capital budgets. We believe International and AED's will drive our growth."

      Mr. Packer concluded his comments, "Over the long-term, we see strong opportunities for growth across all our major markets driven by continued emphasis on the need to shorten response times to cardiac arrest and the technology shift to biphasic. New opportunities to expand our portfolio of resuscitation products, such as the ResQPOD and the Lifevest, will become increasingly important. In spite of some difficult short term market conditions, we see this as a time to invest in our future as we expand our global market presence."

ZOLL Medical Corporation, headquartered in Burlington, MA, designs, manufactures and markets an integrated line of proprietary, non-invasive resuscitation devices and disposable electrodes. Used by health care professionals to provide both types of cardiac resuscitation - pacing and defibrillation - these products are essential in the emergency treatment of cardiac arrest victims, both inside and outside the hospital. ZOLL also designs and markets software that automates collection and management of both clinical and non-clinical data for emergency medical service providers. ZOLL has operations in the United States, Canada, United Kingdom, Germany, France, the Netherlands, and Australia, and business partners in all of the world's major markets. For more information about ZOLL and its products, visit the ZOLL web site at www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the Company's business model and future operating performance of the Company, including expectations regarding results in future periods, operating performance, our ability to grow AED sales, our ability to increase our International sales, our anticipation regarding second half results, our ability to capture market share and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed with the SEC on May 14, 2003, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of governmental budget restraints on the purchase
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of capital equipment, the impact on the Company's operations during its planned move to Chelmsford, Massachusetts, the length and severity of the current SARS outbreak, or severe acute respiratory syndrome, the continued war in the Middle East, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company's supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company's products.

                           (Financial Results to Follow)
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                            ZOLL MEDICAL CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                           June 29,    September 29,
                                                             2003          2002
                                                             ----          ----
ASSETS
Current assets:
     Cash and cash equivalents                             $ 56,050      $ 55,658
     Short-term investments                                  10,331        10,130
     Accounts receivable, net                                42,288        42,927
     Inventory                                               35,826        29,140
     Prepaid expenses and other current assets                3,889         4,049
                                                           --------      --------
Total current assets                                        148,384       141,904
Property and equipment, net                                  20,708        19,542

Other assets, net                                             8,610         4,408
                                                           --------      --------
                                                           $177,702      $165,854
                                                           ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                      $  7,992      $ 10,014

     Accrued expenses and other liabilities                  17,112        12,780
                                                           --------      --------
Total current liabilities                                    25,104        22,794
Deferred income taxes                                         1,148         1,148
Total stockholders' equity                                  151,450       141,912
                                                           --------      --------
                                                           $177,702      $165,854
                                                           ========      ========

                            ZOLL MEDICAL CORPORATION
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                 (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                         THREE MONTHS ENDED              NINE MONTHS ENDED
                                         ------------------              -----------------
                                      June 29,        June 30,        June 29,        June 30,
                                        2003            2002            2003            2002
                                        ----            ----            ----            ----
Net sales                            $   44,716      $   34,792      $  134,397      $  102,850
Cost of goods sold                       19,353          14,810          60,541          44,716
                                     ----------      ----------      ----------      ----------
Gross profit                             25,363          19,982          73,856          58,134
Expenses:
  Selling and marketing                  14,817          12,056          44,214          34,488
  General and administrative              3,088           2,997           9,298           8,015
  Research and development                3,575           2,922          10,275           8,572
                                     ----------      ----------      ----------      ----------
  Total expenses                         21,480          17,975          63,787          51,075
Income from operations                    3,883           2,007          10,069           7,059
Income before taxes                       4,398           2,873          11,914           8,616
                                     ==========      ==========      ==========      ==========
Net income                           $    2,947      $    1,899      $    7,983      $    5,690
                                     ==========      ==========      ==========      ==========
Earnings per share:
Basic                                $     0.33      $     0.21      $     0.89      $     0.64
                                     ==========      ==========      ==========      ==========
Diluted                              $     0.32      $     0.21      $     0.87      $     0.62
                                     ==========      ==========      ==========      ==========
Weighted average common shares:
Basic                                 9,056,000       8,929,000       9,019,000       8,912,000
Diluted                               9,220,000       9,181,000       9,203,000       9,157,000

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